Preliminary Pricing Supplement No. WFC33 dated March 7, 2012 (to Product Prospectus Supplement FIN-1, Prospectus Supplement and Prospectus each dated January 28, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-171806

SUBJECT TO COMPLETION
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Royal Bank of Canada
Step-Up Callable Notes Notes due March •, 2024
▪ Semi-annual interest payments ▪ The per annum fixed rate of interest payable on the Notes will increase during the term of the Notes:
Years 1-2	2.50%
Years 3-7	3.00%
Years 8-12	4.00%
▪     Redeemable by Royal Bank of Canada at par on the first, second and seventh anniversary of the issue date
▪     Unless general interest rates rise significantly, you should not expect to earn the higher stated interest rates described above because the Notes are likely to be redeemed
▪     If not redeemed by Royal Bank of Canada, the Notes will have a term of approximately 12 years
▪     The Notes will not be listed on any securities exchange

Investing in the Notes involves risks. See “Additional Risk Factors” on page PS-4.

The Notes are unsecured obligations of Royal Bank of Canada and all payments on the Notes are subject to the credit risk of Royal Bank of Canada. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000.00	$•
Maximum Underwriting Discount and Commission(1)	$ 18.50	$•
Minimum Proceeds to Royal Bank of Canada(2)	$ 981.50	$•

(1)
Wells Fargo Securities, LLC will receive an underwriting discount and commission not to exceed $18.50 for each Note sold in this offering.  From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, which may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a selling commission not to exceed $18.50 for each Note they sell. In addition to the underwriting discount and commissions, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. If the Notes were priced today, the underwriting discount and commissions and the structuring and development costs would be approximately $20.00 per $1,000 principal amount of the Notes. The actual underwriting discount and commissions and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the Notes are determined. In no event will the underwriting discount and commissions and the structuring and development costs together exceed $35.00 per $1,000 principal amount of the Notes.  See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the Notes.

(2)
The per Note proceeds to Royal Bank of Canada indicated above represent the minimum per Note proceeds to Royal Bank of Canada for any Note, assuming the maximum per Note underwriting discount and commission of$18.50.

Wells Fargo Securities

The date of this pricing supplement is March     , 2012

Step Up Callable Notes, due March •, 2024

INVESTMENT CONSIDERATIONS

We have designed the Notes for investors who:

▪	seek a fixed income investment with an interest rate that increases to preset rates during the term of the investment;

▪
seek current income at an interest rate of 2.50% per annum in the first and second years; 3.00% per annum in the third through seventh years; and 4.00% per annum in the eighth through twelfth years, in each case subject to our right to redeem the Notes;

▪	understand that the Notes may be redeemed by Royal Bank of Canada on the first, second and seventh anniversary of the issue date; and

▪	are willing to hold the Notes until maturity.

The Notes are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Notes to maturity;

▪	expect interest rates to increase beyond the interest rates provided by the Notes;

▪	prefer the certainty of investments without an optional redemption feature; and

▪	are unwilling to accept the credit risk of Royal Bank of Canada.

Step Up Callable Notes, due March •, 2024

SUMMARY

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	Wells Fargo Securities, LLC

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	March ●, 2012 (expected to price on or about March 15, 2012)

Issue Date:	March ●, 2012 (three business days after the pricing date)

Maturity Date:
March ●, 2024 (expected to be March 20, 2024). If the stated maturity date is not a business day, any payment required to be made on the Notes on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue during the period from and after the scheduled maturity date. The Notes are subject to redemption by Royal Bank of Canada prior to the stated maturity date as set forth below under “Optional Redemption.” The Notes are not subject to repayment at the option of the holder.

CUSIP:	78008T2B9

Type of Note:	Step Up Note

Interest Rates:	Commencing March ●, 2012 and ending March ●, 2014:	2.50%

	Commencing March ●, 2014 and ending March ●, 2019:	3.00%

	Commencing March ●, 2019 and ending March ●, 2024:	4.00%

Interest Payment Dates:
March ● and September ● of each year (expected to be March 20 and September 20 of each year), commencing on September ●, 2012 (expected to be September 20, 2012) and at the stated maturity date. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue during the period from and after the scheduled interest payment date.

Interest Period:
On each interest payment date, interest will be paid for the period commencing on and including the immediately preceding interest payment date and ending on the day immediately preceding that interest payment date. This period is referred to as an “interest period.” The first interest period will commence on and include the issue date and end on and include September ●, 2012 (expected to be September 19, 2012). Interest payable with respect to an interest period will be computed on the basis of a 360-day year of twelve 30-day months.

Step Up Callable Notes, due March •, 2024

Optional Redemption:
The Notes are redeemable by Royal Bank of Canada, in whole but not in part, on March ●, 2013, March ●, 2014 and March ●, 2019 (expected to be March 20, 2013, March 20, 2014 and March 20, 2019) at 100% of the principal amount per Note plus accrued and unpaid interest to, but excluding, the redemption date. Royal Bank of Canada will give notice to the holders of the Notes at least ten business days and not more than 30 days prior to the redemption date. If we redeem the Notes on an interest payment date that has been postponed, as described above under “Interest Payment Dates,” you will receive your payment on that interest payment date as postponed, and no additional interest will accrue on the Notes during the period from and after the scheduled interest payment date. So long as the Notes are represented by global securities and are held on behalf of the Depository Trust Company (“DTC”), we will deliver redemption notices and other notices through DTC.

Survivor’s Option:	Not Applicable

U.S. Federal Income Tax Treatment:
The Notes should be treated as debt instruments for U.S. federal income tax purposes. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.

Calculation Agent:	RBC Capital Markets, LLC

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Step Up Callable Notes, due March •, 2024

ADDITIONAL RISK FACTORS

The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to the risks relating to the Notes, please see the product prospectus supplement FIN-1 dated January 28, 2011 and the prospectus supplement dated January 28, 2011. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount of Interest You Receive May Be Less than the Return You Could Earn on Other Investments.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the interest rate on the Notes will increase to preset rates at scheduled intervals during the term of the Notes, the interest rate that will apply at any time on the Notes may be more or less than prevailing market interest rates at that time. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments.

The Per Annum Interest Rate Applicable at a Particular Time Will Affect Our Decision to Redeem the Notes.

It is more likely that we will redeem the Notes prior to the stated maturity date during periods when the remaining interest is to accrue on the Notes at a rate that is greater than that which we would pay on a conventional fixed-rate non-redeemable note of comparable maturity. If we redeem the Notes prior to the stated maturity date, you may not be able to invest in other Notes that yield as much interest as the Notes.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Investors are dependent on Royal Bank’s ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to the credit risk of Royal Bank and to changes in the market’s view of Royal Bank’s creditworthiness. Any decrease in Royal Bank’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank’s credit risk is likely to adversely affect the market value of the Notes.

The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Initial Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

The Step-Up Feature Presents Different Investment Considerations than Fixed Rate Notes.

The interest rate payable on the Notes during their term will increase from the initial interest rate, subject to our right to redeem the Notes. If we do not redeem the Notes, the interest rate will step up as described above. Unless general interest rates rise significantly, you should not expect to earn the higher stated interest rates which are applicable only after the first two years of the term of the Notes, because we are likely to redeem the Notes prior to the stated maturity date. When determining whether to invest in the Notes, you should consider, among other things, the overall annual percentage rate of interest to redemption or maturity as compared to other equivalent investment alternatives, rather than the higher stated interest rates which are applicable only after the first two years of the term of the Notes.

Step Up Callable Notes, due March •, 2024

An Investment in the Notes May Be More Risky than an Investment in Notes with a Shorter Term.

The Notes have a term of twelve years, subject to our right to redeem the Notes on March ●, 2013, March ●, 2014 and March ●, 2019 (expected to be March 20, 2013, March 20, 2014 and March 20, 2019). By purchasing Notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise because the likelihood that we will redeem your Notes will decrease and the interest rate applicable to your Notes during a particular interest period may be less than the amount of interest you could earn on other investments available at that time. In addition, if you try to sell your Notes at that time, the value of your Notes in any secondary market transaction would also be adversely affected.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•
Changes in U.S. interest rates. In general, assuming all other conditions are held constant, if U.S. interest rates increase, the market value of the Notes may decrease, and if U.S. interest rates decrease, the market value of the Notes may increase.

•
Credit risk. Actual or anticipated changes in Royal Bank’s credit ratings, financial condition or results of operations may affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as whether we exercise our option to redeem the Notes, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the Notes.

These factors may influence the market value of your Notes if you sell your Notes before maturity.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  Wells Fargo Securities, LLC and other affiliates of Wells Fargo Securities, LLC may make a market for the Notes; however, they are not required to do so.  Wells Fargo Securities, LLC or any other affiliate of Wells Fargo Securities, LLC may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

Step Up Callable Notes, due March •, 2024

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement FIN-1 dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement FIN-1. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement FIN-1 and the accompanying prospectus supplement and prospectus in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement FIN-1 dated January 28, 2011 and “Additional Risk Factors” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement FIN-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000316/m127115424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Step Up Callable Notes, due March •, 2024

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge risks of Royal Bank of Canada associated with its obligation to pay the amounts due under the Notes. The initial public offering price of the Notes includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the Notes.

We expect to hedge our obligations under the Notes through an affiliate of Wells Fargo Securities, LLC and/or one or more of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the Notes from time to time and may affect our decision whether to redeem your Notes. See “Additional Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the Notes and certain hedging costs are likely to adversely affect the price at which you can sell your Notes,” in this pricing supplement for a discussion of these adverse effects.

Step Up Callable Notes, due March •, 2024

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement, and product prospectus supplement, is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation”, prospectus supplement under “Certain Income Tax Consequences – United States Taxation” and product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes.  The Notes provide for an initial fixed rate of interest that increases in subsequent periods.  In addition, the Notes provide the issuer with the right to redeem the Notes on March ●, 2013, March ●, 2014 and March ●, 2019 at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest.  Solely for purposes of computing the yield and maturity of a debt instrument, applicable Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument. This assumption is made solely for U.S. federal income tax purposes of determining whether the Notes are issued with original issue discount (“OID”) and is not an indication of the issuer’s intention to call or not to call the Notes at any time. The yield on the Notes would be minimized if the issuer calls the Notes on March ●, 2014. Accordingly, solely for purposes of determining the yield and maturity of the Notes the issuer is deemed to exercise its right to redeem the Notes on such date and the Notes should be treated as maturing on that date.  Therefore, the Notes should not be treated as having been issued with OID.  If the issuer does not call the Notes on such date, solely for purposes of determining the yield and maturity of the Notes, the Notes should be deemed to be retired and reissued for an amount equal to their adjusted issue price on that date. This deemed retirement and reissuance should not result in any taxable gain or loss to you. Solely for purposes of determining the yield and maturity, the deemed reissued Notes should also be subject to the rules discussed above.  By application of those rules, the deemed reissued Notes should also be treated as fixed rate debt instruments not bearing OID.  The same analysis would apply to each subsequent interest rate step up date.

A U.S. holder will generally be taxed on any interest on the Notes as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder’s regular method of accounting for tax purposes.

A U.S. holder will generally recognize gain or loss on the sale, redemption or maturity of the Notes equal to the difference between the amount realized on the sale, redemption or maturity and the holder’s tax basis in the Notes.  A U.S. holder’s tax basis in the Notes will generally be the amount the holder paid for the Notes. Such gain or loss would be capital gain or loss except to the extent attributable to accrued but unpaid interest. Capital gain of an individual U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss is generally subject to significant limitations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Step Up Callable Notes, due March •, 2024

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes.  You are a non-U.S. holder if you are a beneficial owner of a Note and are, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale, redemption or maturity of the Notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale, redemption or maturity of the Notes.  In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the U.S. Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, payments with respect to the Notes may be subject to the new 30% U.S. withholding tax as “passthru payments” and the withholding requirements with respect to such payments will generally begin no earlier than January 1, 2014.  Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of December 31, 2012.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

Step Up Callable Notes, due March •, 2024

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Notes are being purchased by Wells Fargo Securities, LLC (the “agent”) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the Notes.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the Notes.

In the future, the agent and its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

The agent has committed to purchase all of these Notes in the initial public offering of the Notes if any are purchased.

The agent proposes to offer the Notes in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors, LLC (“WFA”) and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession not to exceed $18.50 per Note.

After the initial public offering of the Notes is completed, the public offering price and concessions may be changed by the agent.

If the Notes were priced today, the underwriting discount and commission and the structuring and development costs would be approximately $20.00 per $1,000 principal amount of the Notes. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the Notes are determined. In no event will the underwriting discount and commissions and the structuring and development costs together exceed $35.00 per $1,000 in principal amount of the Notes.

The public offering price of the Notes includes the underwriting discount and commissions and the structuring and development costs received by Wells Fargo Securities, LLC. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, LLC and/or one of our affiliates.  Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” in this pricing supplement.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The Notes are new issues of Notes with no established trading markets. We have been advised by the agent that the agent intends to make a market in the Notes. However the agent is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Settlement for the Notes will be made in immediately available funds. The Notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the Notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

Step Up Callable Notes, due March •, 2024

For the following jurisdictions, please note specifically:

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of Notes and the sale of Notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the Notes been requested on any stock market in Argentina.

Brazil

The Notes may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying product prospectus supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The Notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The Notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Step Up Callable Notes, due March •, 2024

TERMS INCORPORATED IN THE MASTER NOTE

All of the terms appearing above the item captioned “Listing” on pages PS-2 and PS-3 of this pricing supplement and the applicable terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement FIN-1 dated January 28, 2011, as modified by this pricing supplement.